Exhibit 99.1

News Release
FINAL	Press Department: Diana Phillips Matthew Weigman (212) 606-7176 Investor Relations: Jennifer Park (212) 894-1023

SOTHEBY’S HOLDINGS, INC. ANNOUNCES 2005 THIRD

QUARTER AND FIRST NINE MONTHS RESULTS

•   Third Quarter Auction and Related Revenues up 26% to $53.7 million

•   Highest Third Quarter Revenues in Company History

•   Operating Results from Continuing Operations Improve $12.2 million, or
36%, for the Third Quarter

November 7, 2005, New York -- Sotheby’s Holdings, Inc. (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities, today announced results for the third quarter and first nine months ended September 30, 2005.

The Company reported auction and related revenues for the quarter ended September 30, 2005 of $53.7 million, a 26%, or $11.1 million, improvement from the prior period. This growth in auction and related revenues is due to increased auction commission revenues and expense recoveries, as well as higher private sale commissions. For the third quarter of 2005, the Company’s loss from continuing operations was ($21.2) million, or ($0.35) per diluted share, compared to a loss from continuing operations of ($28.3) million, or

($0.46) per diluted share, in the prior-year period, an improvement of $7.1 million, or 25%, primarily due to the increase in auction and related revenues discussed above. Included in the Company’s loss from continuing operations for the third quarter of 2005 are one-time pre-tax charges of $2.9 million for terminating the GE credit facility agreement as a result of the Company’s successful refinancing with the Banc of America. Excluding this expense, loss from continuing operations would have been ($19.2) million*, an improvement of $9.0 million, or 32%, from the prior period.

Because of the seasonal nature of the art auction market, Auction Sales (aggregate hammer price of property sold at auction, including buyer’s premium) in the third quarter have historically only represented approximately 9% - 12% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, historically, third quarter results have not been indicative of expected full year results.

Excluding the one-time license fee revenue received from Cendant in the first quarter of 2004 and associated expense, the Company’s income from continuing operations for the first nine months of 2005 would have improved by $13.5 million*, a significant achievement considering the landmark events of 2004 which included the historic private sale of the Forbes Collection of Fabergé and $213.1 million in Auction Sales from the Whitney Greentree Collection. For the first nine months of 2005, auction and related revenues were $301.4 million, a $33.8 million, or 13%, increase from the prior period, primarily due to higher auction commission revenues which were partially offset by lower private sale commissions and principal activities. Income from continuing operations for the first nine months of 2005 was $11.5 million, a $14.8 million decrease from the prior period due to the $45.0 million one-time license fee revenue received in the first quarter of 2004.

“With our highest third quarter revenues ever, and very strong sales thus far in the fourth quarter, we are very optimistic about our business,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “Record-breaking sales in Hong Kong, very profitable Impressionist and Modern Art sales last week in New York and a number of outstanding single owner sales around the world have all contributed to this momentum and are indications of continued vitality in the international art market”.

Third and Fourth Quarter Sales

The highlight of the third quarter was the outstanding July Old Master Paintings sale in London. The sale led the market with a total of $87.7 million, near the pre-sale high estimate of $90.0 million**. The star of the sale was Canaletto's Venice, the Grand Canal, Looking North-East from Palazzo Balbi to the Rialto Bridge which sold for $32.6 million, more than double its pre-sale estimate of $11/14 million**.

Last week in New York, our Impressionists and Modern Art sales achieved very strong results. The sales totaled $172.0 million, near the high end of the pre-sale estimate of $124.4 to $173.3 million** with the evening sale surpassing its high estimate, the first time for such a sale in fifteen years. The highlight of the sale was Pablo Picasso’s Nu Jaune, a study for his seminal work Les Demoiselles d’Avignon, which sold for $13.7 million, more than triple its pre-sale estimate of $3/4 million**. Half of the works of the evening sale exceeded their high estimates and 32 works brought $1 million or more.

Last month, our fall Hong Kong sales achieved $109.7 million, Sotheby’s highest total in its 31-year history in Hong Kong. The undisputed highlight of the series was the sale of the Guyuexuan “Pheasant” vase which sold for $14.9 million, the highest price ever paid at auction in Asia for a work of art. The Chinese Works of Art sales achieved $60.8 million which was well within the pre-sale estimate of $53.6/71.9 million** and the Chinese Paintings sales totaled $31.5 million, more than double the pre-sale estimate of $11.6/16.2 million**.

Single owner sales have performed very successfully thus far this quarter. Early in the quarter, Sotheby’s held a remarkable single owner sale of heirlooms belonging to the Royal House of Hanover which took place over nine days at the Marienburg Castle in

Germany. Approximately 4,800 lots brought an outstanding total of $50.2 million, more than triple its pre-sale estimate of $16+ million**.

Last week in New York, Sotheby’s sold more than 600 lots from the magnificent collection of Lily and Edmond J. Safra. The sale achieved $49.0 million, well above its pre-sale high estimate of $37.7 million**, for its French, Continental and English Furniture, Decorative Works of Art, Clocks, Porcelain, Paintings, Carpets, Fabergé and Russian Works of Art.

Other notable single owner sales already held this fourth quarter were the sale of a Private Chinese Porcelain Collection in Hong Kong for $14.7 million; the sale of the Library of Lord Wardington in London for $11.3 million; and the sale of property from the estate of Laurance S. Rockefeller in New York for $7.8 million.

Upcoming Sales

Our fall New York Contemporary sales will take place later this week and are expected to achieve $95.5 million to $132.2 million**. Highlights include a rare sculpture by David Smith entitled Cubi XXVII (estimated at $8/12 million**), Andy Warhol’s portrait Jackie Frieze (estimated at $8/10 million**) and a pair of paintings by Cy Twombly, Untitled (Rome) and Untitled (New York) (estimated at $6/8 million** and $8/10 million**, respectively). Other notable works are by Jean-Michel Basquiat, Francis Bacon, Jeff Koons and Damien Hirst.

At the end of November, our American Paintings sale in New York, estimated at $52/74 million**, will include two portraits of George Washington by Gilbert Stuart, estimated at $10/15 million** and $6/8 million**, sold on behalf of the New York Public Library, as well as Grant Wood’s iconic Spring Plowing (estimate of $3/5 million**) and John Singer Sargent’s The Rialto (estimate of $3/4 million**).

On November 17th, Sotheby’s Geneva will offer one of the most historically important jewels to have come onto the market in recent years in its Magnificent Jewels sale. The diamond necklace, believed to have been made for Catherine the Great (1762-1765) and housed in the Imperial diamond state fund from 1760-1917, is estimated to fetch $1.2/2 million**.

The forthcoming Russian sale in London on December 1st comprises more than 400 lots and contains the largest section of works of art to have been included in a Russian sale at Sotheby’s London to date. It will also include paintings – many of which are fresh to the market – by some of Russia’s most important artists such as Aivazovsky, Mashkov, Korovin and Konchalovsky. The sale is estimated to bring $21/30 million**.

Also on December 1st in London, Sotheby’s will offer the lost autographed manuscript of one of Beethoven’s most revolutionary works, Grosse Fuge in B flat major, Op. 134. The composer’s working manuscript for the only piano version of a major work created by him is the most important of his works to have appeared on the market in living memory. It is estimated to realize $2/3 million**.

In January 2006, Sotheby’s New York will be selling a rediscovered work by Rembrandt in its Old Master Paintings sale. The painting, Portrait of an Elderly Woman in a White Bonnet, circa 1640, is estimated to sell for $3/4 million**.

* Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium.

About Sotheby’s Holdings, Inc.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s Holdings, Inc.’s earnings conference call will take place on Tuesday, November 8, 2005, at 9:00 AM EST. Domestic callers should dial: 800-257-6566 and international callers should dial: 303-262-2193. The call reservation number is 11043763.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 31205 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on November 8th. The web cast will be available for replay for two weeks after the call.

				APPENDIX A
SOTHEBY’S HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues:
Auction and related revenues	$53,693	$42,606	$301,426	$267,625
License fee revenues	385	-	1,009	45,000
Other revenues	2,321	1,656	6,247	5,828
Total revenues	56,399	44,262	308,682	318,453

Expenses:
Direct costs of services	8,151	6,603	37,397	32,697
Salaries and related costs	37,477	37,093	130,292	125,621
General and administrative expenses	27,447	28,893	85,215	79,091
Depreciation and amortization expense	5,466	6,040	16,680	17,528
Retention costs	-	-	-	285
Net restructuring charges	-	-	-	146
Total expenses	78,541	78,629	269,584	255,368

Operating (loss) income	(22,142)	(34,367)	39,098	63,085

Interest income	1,252	554	4,491	1,655
Interest expense	(8,356)	(8,494)	(24,498)	(25,299)
Credit facility termination costs	(2,938)	-	(2,938)	-
Other income (expense)	121	(51)	(93)	340

(Loss) income from continuing operations before taxes	(32,063)	(42,358)	16,060	39,781
Equity in earnings of investees, net of taxes	130	169	610	442
Income tax (benefit) expense	(10,714)	(13,917)	5,152	13,918
(Loss) income from continuing operations	(21,219)	(28,272)	11,518	26,305

Discontinued operations:
Income (loss) from discontinued operations before taxes	204	(491)	(467)	38,551
Income tax expense (benefit)	(54)	(87)	(244)	14,335
Income (loss) from discontinued operations	258	(404)	(223)	24,216

Net (loss) income	($20,961)	($28,676)	$11,295	$50,521

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	($0.35)	($0.46)	$0.19	$0.43
Earnings (loss) from discontinued operations	0.00	(0.01)	(0.00)	0.39
Basic (loss) earnings per share:	($0.34)	($0.46)	$0.18	$0.82

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	($0.35)	($0.46)	$0.18	$0.42
Earnings (loss) from discontinued operations	0.00	(0.01)	(0.00)	0.39
Diluted (loss) earnings per share:	($0.34)	($0.46)	$0.18	$0.81

Weighted average shares outstanding:
Basic	61,135	61,941	62,184	61,734
Diluted	61,135	61,941	63,336	62,432

 SOTHEBY'S HOLDINGS, INC.
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

	Three Months Ended September 30,
	2005	2004
	(Thousands of dollars, except per share data)

GAAP Income from Continuing Operations	($21,219)	($28,272)

Adjustments, net of tax effects:
One-time credit facility termination costs	1,992	-

Adjusted Income from Continuing Operations	($19,227)	($28,272)

	Nine Months Ended September 30,
	2005	2004
	(Thousands of dollars, except per share data)

GAAP Operating Income from Continuing Operations	$39,098	$63,085

Adjustments:
One-time license fee revenue	-	(45,000)
One-time license fee expense	-	2,158

Adjusted Operating Income from Continuing Operations	$39,098	$20,243

GAAP Income from Continuing Operations	$11,518	$26,305

Adjustments, net of tax effects:
One-time license fee revenue	-	(29,700)
One-time license fee expense	-	1,424

Adjusted Income from Continuing Operations	$11,518	($1,971)

GAAP Income from Continuing Operations	$11,518	$26,305

Adjustments, net of tax effects:
One-time credit facility termination costs	1,992	-
One-time license fee revenue	-	(29,700)
One-time license fee expense	-	1,424

Adjusted Income from Continuing Operations	$13,510	($1,971)

GAAP Consolidated Net Income	$11,295	$50,521

Adjustments, net of tax effects:
One-time credit facility termination costs	1,992	-
Realty gain	-	(17,800)
One-time license fee revenue	-	(29,700)
One-time license fee expense	-	1,424

Adjusted Consolidated Net Income	$13,287	$4,445